UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2016

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

(205) 745-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

As previously disclosed, on July 15, 2015, Walter Energy, Inc., a Delaware corporation (“Walter Energy” or the “Company”), and certain of the Company’s wholly owned domestic subsidiaries (collectively with the Company, the “Debtors”), filed voluntary petitions under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Alabama (the “Bankruptcy Court”). The Company’s Chapter 11 cases (the “Chapter 11 Cases”) are being administered under the caption In re Walter Energy, Inc., et al., Case No. 15-02741-TOM11.

As also previously disclosed, on November 5, 2015, the Company, together with certain subsidiaries, entered into a stalking horse asset purchase agreement (the “Asset Purchase Agreement”) with Warrior Met Coal, LLC (formerly known as Coal Acquisition LLC) (the “Buyer”), a Delaware limited liability company formed by members of the Company’s senior lender group, pursuant to which, among other things, the Buyer agreed to acquire substantially all of the Company’s Alabama assets (the “Subject Assets”) for aggregate consideration of approximately $5.4 million in cash (subject to certain adjustments), a credit bid of first lien obligations in an aggregate amount of approximately $1.15 billion, as adjusted, and the assumption of certain liabilities (the “Asset Sale”).

On March 31, 2016, immediately prior to the closing of the Asset Sale, the Company and the Buyer entered into an amended and restated asset purchase agreement, incorporating prior amendments to the asset purchase agreement and providing for certain changes to the terms of the Asset Sale as agreed to by the parties, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 2.01         Completion of Acquisition or Disposition of Assets.

The closing of the Asset Sale occurred on March 31, 2016.  The Asset Sale was conducted pursuant to the provisions of Sections 105, 363, and 365 of the Bankruptcy Code.

Following the consummation of the Asset Sale, the Company and the other Debtors have no further material business operations.  The Debtors are evaluating their options with respect to wind down of their remaining assets.

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On March 24, 2016, the Board of Directors increased the size of the board from eight directors to nine directors and appointed William G. Harvey as a director to fill the vacancy, effective immediately.  Also on March 24, 2016, the Board of Directors appointed Mr. Harvey as President, Secretary, Treasurer, Chief Financial Officer and Executive Vice President effective as of the closing of the Asset Sale.

Immediately following the closing of the Asset Sale, each of the directors other than Mr. Harvey resigned from the board, including Messrs. Michael T. Tokarz, Jerry W. Kolb, Patrick A. Kriegshauser, Joseph B. Leonard, Bernard G. Rethore, Walter J. Scheller, III, and A.J. Wagner and Ms. Mary R. “Nina” Henderson, in each case, effective immediately.

In addition, on March 31, 2016, effective upon the closing of the Asset Sale, each of the Company’s officers, other than Mr. Harvey, resigned from all positions with the Debtors, including: Messrs. Walter J. Scheller, III, the Company’s Chief Executive Officer; Richard A. Donnelly, the President of Jim Walter Resources, Inc.; Earl H. Doppelt, the Company’s Executive Vice President, General Counsel and Secretary; Michael T. Madden, the Company’s Senior Vice President and Chief Commercial Officer; and Brian M. Chopin, the Company’s Chief Accounting Officer and Corporate Controller.

Item 5.03         Amendments to Articles of Incorporation or Bylaws.

Effective upon the closing of the Asset Sale, on March 31, 2016, the Board of Directors of the Company amended the By-Laws of the Company to require a minimum of one director serving on the board, as opposed to five directors as previously provided.

Item 9.01.    Financial Statements and Exhibits

(d)                                                                                                                                 Exhibits

Exhibit No.	Exhibit Description

2.1	Amended and Restated Asset Purchase Agreement, by and among Warrior Met Coal, LLC (f/k/a Coal Acquisition LLC), and Walter Energy, Inc. and its debtor subsidiaries, as sellers, dated March 31, 2016

99.1	Press Release, dated March 31, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2016

WALTER ENERGY, INC.

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Amended and Restated Asset Purchase Agreement, by and among Warrior Met Coal, LLC (f/k/a Coal Acquisition LLC), and Walter Energy, Inc. and its debtor subsidiaries, as sellers, dated March 31, 2016

99.1	Press Release, dated March 31, 2016